------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

FONG                     HENRY
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

2401 PGA BLVD, SUITE 280-F
--------------------------------------------------------------------------------
                                    (Street)

PALM BEACH GARDENS       FLORIDA                 33410
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

CALIFORNIA PRO SPORTS, INC.
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

###-##-####
================================================================================
4. Statement for Month/Year

JUNE 1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

      CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
      --------------------------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE          6/5/98         X               60,000      A      $1.00
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE          6/15/98        X               17,200      A      $1.00    620,822        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE                                                                      48,636        I         SEE(1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE                                                                     100,000        I         SEE(2)
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        $1.00    6/5/98   X               60,    4/13/    4/13     COMMON    60,
WARRANT                                               000    1997     2002     STOCK     000
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        $1.00    6/15/98  X               17,    4/13/    4/13     COMMON    17,              71,400    D
WARRANT                                               200    1997     2002     STOCK     200
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        $1.00                                    4/13/    4/13     COMMON    150,             150,000   D
WARRANT                                                      1997     2002     STOCK     000
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Owned by a charitable trust in which reporting person is a trustee. Reporting person has no pecuniary interest with respect to the shares and disclaims beneficial ownership.
(2) Owned by wife of reporting person. Reporting person has no pecuniary interest, investment or voting power with respect to the shares and disclaims beneficial ownership.



/S/ HENRY FONG                                           JULY 7, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.